EXHIBIT 10.1

         Agreement with Precision Tracking FM, Inc.,

                  (`The License Agreement`)






































AGREEMENT

This is an agreement  made effective as of January 31, 1997
(hereinafter `Effective Date`) by and among Versus
Technology, Inc., a Delaware corporation, whose mailing address is 2600 Miller Creek Rd.., Traverse City, Michigan
49684, including its parent or subsidiary corporations
(hereinafter `Versus`),  and Precision Tracking FM, Inc., a
Texas corporation, whose mailing address is 15001 E.
Beltwood Parkway, Dallas, Texas 75244-2709, including its parent or subsidiary corporations (hereinafter `PTFM`) and Alan C. Heller (hereinafter `Heller`).
RECITALS:
A. In addition to non-infrared based tracking and communication technologies, PTFM is engaged in the business of manufacturing, selling, installing, licensing and servicing products which are associated with infrared data collection and asset location systems. PTFM claims ownership of various United States and foreign patents, and certain trade secrets, know how, and other intellectual property which cover all necessary aspects of the know how and technology employed by PTFM in the manufacture, use, sale or licensing of PTFM`s infrared products. PTFM markets its products both directly from PTFM to the end user and through various licensees and distributors.

B.	PTFM desires to withdraw from its infrared based business
activities in order to develop, market, and exploit its non-infrared based intellectual property, and desires to transfer and exclusively license all such infrared based intellectual property, and at Versus` option, all such infrared based business and distribution network, to Versus pursuant to the terms and conditions of this Agreement and the other written agreements contemplated hereby. Versus desires to enhance and expand its existing infrared technology based business, and desires substantially to acquire (for at least 10 years) the infrared business, distribution network, and infrared based intellectual property of PTFM pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING
RECITALS AND THE RECIPROCAL COVENANTS HEREINAFTER
SET FORTH, AND OTHER GOOD AND VALUABLE
CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS
HEREBY STIPULATED, THE PARTIES AGREE AS FOLLOWS:

1.  Grant of License.

(a) Subject to paragraph l.(b) of this Agreement, PTFM hereby grants to Versus a world wide, fully paid up and royalty free, sole and exclusive, right and license (with the right to sub-license) to make, use, and sell articles or products which employ, practice, or make use of any or all intellectual property or proprietary rights to intellectual property, or any related ancillary rights of PTFM or its affiliates applicable to products, articles, or devices which make use of infrared frequencies or infrared technology, including, without implied limitation, all:
issued or applied for patents, including all continuation, supplemental, applications or improvements patents; know how; source codes; mask works; manufacturing practices and procedures, bills of material and engineering packages; schematics;
engineering files; customer and supplier data and information; distribution agreements; manufacture or supply agreements; firmware; software; confidential information; trade secrets; enhancement, maintenance and support agreements, practices and procedures;
modifications, improvements and supplements to any of the foregoing; the right to receive royalties or other compensation or remuneration derived from any of the foregoing; and the like. (hereinafter the `Licensed
Rights` and/or `Assigned Rights`).
(b)  For 10 years, Versus will have and enjoy the Licensed
Rights and Assigned Rights, exclusively, free and clear, and prior in right to, the rights or claims of any other person or entity whatsoever, including PTFM and its affiliates; and after 10 years, the rights and licenses of Versus obtained from PTFM will convert to a nonexclusive basis, to be used and enjoyed by Versus on a worldwide and royalty free nonexclusive basis in perpetuity.
(c)  The parties acknowledge and agree that the Licensed
Rights and Assigned Rights may include certain software, hardware, patents and trade secrets that can be used in both infrared and non-infrared based applications. (hereinafter `Dual Use Technology`). The parties acknowledge and agree that, subject to the covenants of PTFM and Heller not to compete with Versus, any license or transfer of PTFM`s rights in the Dual Use Technology hereunder shall not impair its rights to exploitation of Dual Use Technology for non-infrared technology based products.
(d) Pending PTFM`s receipt of all consideration provided for in paragraph 5, below, the rights granted herein shall be deemed executory to the extent that no sublicense, assignment, encumbrance or mortgage of the Licensed Rights and or/ Assigned Rights, whether voluntary or involuntary, shall be permitted or be effective with respect to PTFM`s continuing interest in the Licensed and/or Assigned Rights, without PTFM`s express written consent to same. If the consideration due to PTFM is not timely paid, in whole or in part, due to the uncured fault or neglect of PTFM as may be determined by arbitration or a final judgment of a Court of competent jurisdiction, such failure shall not adversely affect Versus` right to full and exclusive use and exploitation of the Licensed Rights and/or
Assigned Rights; and if the consideration due to PTFM is not timely paid, in whole or in part, due to the uncured fault or neglect of Versus, PTFM`s remedy shall be for monetary damages, and under no circumstances shall the Licensed Rights and/or Assigned
Rights revert to, or be deemed not transferred by, PTFM to Versus, or otherwise be divested from Versus without its consent unless and until a judgment for such monetary damages as may be due has not been paid or satisfied and levy and execution pursuant to such judgment has occurred.

2.  Technology and Business Transfer.

(a) PTFM`s services and duties described below shall be rendered pursuant to the accompanying Engineering
Services and License Agreement and Versus shall compensate PTFM for same in accordance with paragraph 2 thereof. Promptly upon the mutual execution and delivery of this Agreement, PTFM and Heller will take such reasonable steps requested by Versus as may be practicable to ensure a full and complete disclosure and transfer to Versus of the Licensed Rights and Assigned Rights, and PTFM and Heller will cooperate with Versus in helping to ensure a smooth and orderly transfer to Versus of the infrared related business activities of PTFM. Whenever deemed desirable by Versus, and subject to the reasonable availability of the parties, PTFM and Versus personnel will jointly notify and personally call on PTFM`s former infrared customers, suppliers, manufacturers and distributors to ensure orderly transition of the infrared business and communication with PTFM`s infrared business network.
Further, PTFM and Heller will use their best reasonable efforts to cause all necessary deliverables, and all reasonably necessary personal consultation and instruction as may be requested by Versus to be fully and completely supplied to Versus` reasonable satisfaction not later than 90 days following the mutual execution and delivery of this Agreement. The parties hereto mutually intend that, within said 90 days, PTFM shall have supplied or tendered to Versus all such information and consultation reasonably necessary to allow Versus and its personnel (assuming such personnel have reasonable educational credentials, skill and experience in the field, and sufficient time to devote to the process, and assuming Versus has all required facilities and equipment) to fully use, practice and implement in a practicable and efficient manner the Licensed Rights and Assigned Rights in the manufacture, installation, licensing, sale and service of the infrared products and infrared related business as theretofore conducted by PTFM prior to the Effective
Date. The date on which PTFM certifies, in writing to Versus, that all such information, instruction, consultation, and cooperation has been provided to Versus, or the date upon which said 90 days has elapsed, whichever is later, is hereinafter referred to as the `Completed Transfer Date`. In the event that Versus may express reasonable dissatisfaction with PTFM`s performance required under this paragraph, Versus shall inform PTFM, in writing, of the specific grounds for such reasonable dissatisfaction within 14 working days of such dissatisfaction or the Completed
Transfer Date, whichever is earlier (the `Notice`).
The Notice shall identify specific, objective and reasonable means for PTFM to cure. If the date of the Notice is more than 90 from the Effective Date of this Agreement and the Notice is timely forwarded, the date of PTFM`s reasonable and substantial compliance with such Notice shall constitute the Completed Transfer
Date. Any dispute concerning PTFM`s reasonable and substantial compliance hereunder shall be subject to arbitration in Dallas County, Texas.
(b) In order to help ensure a smooth transition of the PTFM infrared business and technology over to Versus as above contemplated, to ensure that proper warranty repairs and service are made for infrared products sold by PTFM to its customers prior to the Effective Date, as well as for other necessary business purposes, Versus, Heller, and PTFM agree to mutually execute and deliver, concurrently with the mutual execution and delivery of, and as a condition precedent to the effectiveness of, this Agreement, the form of Engineering Services and License Agreement which is attached hereto and incorporated herein by reference.

3.    Assignment of Trademarks and Trade Names.

PTFM hereby agrees to transfer and assign to Versus` ownership `as is`(and where possible, registered ownership) of the following trademarks or trade names owned by PTFM which have been used on the infrared technology based goods or products sold by PTFM prior to the date of this Agreement: `Collect IR,` `Argus,`
`FactoryVision,` `OmniVision,` `Phone Talker,`
`PhoneVision` and `Precision Tracking.` Promptly upon the mutual execution and delivery of this Agreement, PTFM shall execute such documents, and file them with the State of Texas as may be necessary to remove the words
`Precision Tracking` from its corporate name, and will execute and deliver in recordable form such documents of transfer as Versus may reasonably request to convey and transfer to Versus ownership of the foregoing trademarks and trade names.

4.  Transfer of Distribution Network; Assignment and
Assumption of Agreements.

At Versus` option, which may be exercised at any time, in whole or in part, and from time to time, there shall be assigned by PTFM to Versus, and Versus shall assume, ownership and control of PTFM`s infrared product distribution network, OEM Agreements, licenses and other contracts to which PTFM may presently be a party relating to the manufacture, use, sale or distribution of infrared products (the `Existing PTFM Contracts`). Until such time as Versus exercises its option, PTFM shall timely and fully service, pursuant to their terms, all of the Existing PTFM Contracts; after the exercise of Versus` option and the consummation of the assignment and assumption contemplated thereby, Versus shall timely and fully service, pursuant to their terms, all of such agreements. Following the Effective Date hereof and pending Versus` acceptance of assignment of the Existing
PTFM Contracts, Versus shall warranty all products approved by Versus and supplied by PTFM within such period of time pursuant to those Existing PTFM Contracts.
The warranty shall be the same as, and be subject to the same limitations as, the PTFM warranty contemplated by paragraph 3(B) of the Engineering Services Agreement. In the event any Existing PTFM Contracts continue in force after the termination date of the Engineering Services and License Agreement and Versus shall have failed to request assignment of same from PTFM, then in that event, Versus shall enter into an OEM Agreement with PTFM, making Versus` infrared based products available to PTFM upon the identical terms and conditions as Versus` June
30, 1995 OEM Agreement with PTFM, to the limited extent necessary for PTFM to continue its performance under any remaining Existing PTFM Contracts. The Existing PTFM
Contracts are attached hereto as Exhibit A and incorporated herein by reference.

5.  Payments From Versus to PTFM.

Concurrently with the mutual execution and delivery of this Agreement Versus will pay $250,000.00 in cash to PTFM. In addition, on the Completed Transfer Date,
Versus shall pay to PTFM an additional $250,000.00 in cash. In addition, as promptly as practicable following the Effective Date, Versus will issue and register in the name of PTFM a certificate for such number of shares of Versus common stock as is derived from dividing into $1,000,000.00 the `Market Price of Versus Common Stock as of the Effective Date.` (For purposes of this Agreement, the `Market Price of Versus Common Stock as of the Effective Date` shall be one half of the sum of the bid and asked prices for all Versus common stock traded during the week ending on the Friday immediately preceding the Effective Date of this Agreement, for such trades as are publicly reported on the NASDAQ Bulletin
Board or other then applicable public reports concerning public transactions in shares of Versus` issued and outstanding common stock. ) PTFM shall make such written disclosures and representations and warranties, and shall fully cooperate with, Versus and its counsel as may reasonably be requested by them concerning compliance with any applicable securities laws, rules or regulations applicable to the issuance of such Versus shares to PTFM or the filing of any registration statement applicable to such shares. The certificates for the shares of Versus common stock to be issued to PTFM will contain a legend on the face thereof which will preclude PTFM from selling or otherwise transferring such shares until the later of October 1, 1997 or the date upon which there is an effective SEC registration statement applicable to such shares which will allow them to be publicly traded.
Versus hereby covenants and agrees to use its best good faith efforts, at its expense, within two months following the Effective Date of this Agreement, to commence (and to diligently pursue to completion thereafter) the filing of such SEC and state blue sky registrations as may be necessary to permit such shares to be freely tradable by PTFM upon the later of October
1, 1997 or the completion of the registration process.
If feasible, the stock to be issued to PTFM hereunder shall be included in Versus` first registration statement filed after Versus` 1996 private placement offering.
PTFM and Versus will mutually execute and deliver upon the Effective Date of this Agreement the form of Registration Rights Agreement attached hereto as Exhibit
B and incorporated herein. If Versus fails to fully and timely pay any of the consideration contemplated in this paragraph and fails to cure such breach within 15 days of written notice of breach to Versus, then in that event
PTFM shall be entitled to pursue its available legal and equitable remedies by way of arbitration in Dallas
County, Texas.


6.   Enforcement and Maintenance of Patents; Indemnity.

(a) Versus, at its own expense, shall have the right and power (but not the obligation) to institute and prosecute or settle suits in its own name, or, if required by law, jointly with PTFM, for infringement of any patent legally or beneficially owned by PTFM or the other parties to this Agreement which is included as part of the Licensed Rights and/or Assigned Rights under this Agreement. PTFM will give Versus such reasonable assistance and cooperation in connection therewith as Versus may reasonably request. Versus shall be entitled to retain any awards, settlements or damages which may be recovered as a result of any such suits.
(b) PTFM shall take all such steps, and will timely pay such fees and make such filings, as may be required to maintain in full force and effect PTFM`s presently existing patents identified in Exhibit C attached to this Agreement.
(c) For claims first asserted during such time as PTFM is required to perform services under the Engineering
Services and License Agreement which is attached hereto and incorporated herein by reference, PTFM will indemnify, defend, and save Versus harmless from any cost or expense (including attorney fees and expenses) arising from any claim of infringement of any United
States patent or wrongful use of proprietary information of any third person, whose intellectual property Versus` current infrared technology does not otherwise infringe upon, insofar as such claim is based upon an assertion that the infringement or wrongful use is attributable to Versus` use or application of the Licensed Rights and/or Assigned Rights.

7.   Representations and Warranties.

7.1 PTFM represents and warrants to Versus that:
(a) the patents and intellectual property being licensed to Versus by PTFM do not, and for the term of the Engineering Services Agreement, Versus` use thereof will not infringe upon the rights of any third party except to the extent that Versus` presently existing infrared based intellectual property may so infringe;
(b) except to the extent that Versus` presently existing infrared based intellectual property may infringe upon the rights of any third party, upon receipt of the package constituting the Licensed Rights and Assigned Rights, and subject to training through the Completed Transfer Date, Versus will, at a minimum, possess all information, know how and rights necessary effectively to make, use and sell, without the necessity to obtain any further rights, licenses, information or agreements from or with anyone else, any or all of the infrared products which are the subject of this Agreement, including without limitation, any products which were covered by any written agreement between PTFM and Versus existing prior to the Effective Date of this Agreement;
(c) PTFM has not granted to or made commitments to grant to any other person or entity any rights or licenses to make, use or sell infrared products employing the Licensed Rights or Assigned Rights except for the following agreements, a true and complete copy of each of which, as in force on the Effective Date, has been delivered to Versus:
(1)Emtrak
(2)Codem
(3)Continuum Production Corp. (`CPC`)
(4)Arial
(5)Entouch;
(d) Exhibit C, attached hereto contains a full and complete list of all patents and patent applications legally or beneficially owned or enjoyed by PTFM or Heller which are applicable to the manufacture, use or sale of infrared products made or sold by PTFM at any time prior to the Effective Date of this Agreement;
(e) PTFM understands the shares of Versus common stock to be issued to PTFM pursuant to the terms of this Agreement (the `securities`) have not been registered under the Securities Act of 1933, as amended (the
`Act`), and may not be sold except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements; PTFM is acquiring the securities for its own account, for purposes of investment, and not with a view to or for sale that would be in violation of the Act; PTFM is not an `accredited investor` as such term is defined in Rule 501(a)(1) of Regulation D under the Act, but has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the securities, and having had access to, or having been furnished with all such information as it has considered necessary, has concluded that it is able to bear those risks; the securities were not offered or sold to PTFM by any form of a general solicitation or general advertising; if any transfer of the securities is to be made in reliance on an exemption under the Act, the issuer of the securities may require an opinion of counsel satisfactory to it that such transfer may be made pursuant to an exemption under the Act; in making any subsequent offering or sale of the securities PTFM will be acting only for itself and not part of a sale or planned distribution that would be in violation of the Act; and, to the best of PTFM`s knowledge, the acquisition of the securities does not violate any law or regulation applicable to it or its business;
(f) The product names identified in paragraph 3, above, constitute all of the names legally owned by PTFM for infrared based products made, marketed and sold by PTFM;
(g) PTFM is aware of no claims, rights of off-set or causes of action of any kind, existing or potential, which it may have against Versus, and PTFM is aware of no impediment to Versus` ability to perform in accordance with this Agreement and the accompanying Engineering Services and License Agreement;
(h) The execution and delivery of this Agreement and the other agreements contemplated hereby, and the performance hereunder and thereunder, by PTFM, has been approved in writing by PTFM`s Board of Directors and by all requisite shareholder action;
(i) A true and complete copy of each of the Existing PTFM Contracts as in force on the Effective Date is attached hereto as Exhibit A.

 7.2 Versus Warrants and Represents to PTFM that:

(a) Versus is aware of no claims, rights of off-set or causes of action of any kind,existing or potential, which it may have against PTFM or Heller;
(b) Versus is aware of no impediment to PTFM`s ability to perform in accordance with this Agreement and the accompanying Engineering Services Agreement;
(c) The execution and delivery of this Agreement and the other agreements contemplated hereby, and the performance hereunder and thereunder, by Versus, has been approved in writing by Versus` Board of Directors.

8.   Force Majeure.

`Force Majeure` shall mean war, fire, flood, strike, labor trouble, breakage of equipment, accident, riot, action of governmental authority, or contingencies beyond the reasonable control of the parties which prevent performance of obligations under this Agreement. If a Force Majeure circumstance occurs, the party so affected shall be excused from the performance of the particular obligation affected during the period of the Force
Majeure circumstance.

9.  No Personal Liability.

Notwithstanding any provision herein to the contrary, Heller shall not be personally liable for monetary damages for any breach of contract or duty relating to this Agreement and Versus` sole remedy for monetary damages shall be limited to PTFM.

10.   Miscellaneous.

This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the respective parties hereto.
This Agreement, and the other documents and agreements mentioned herein, constitute and fully integrate the entire understanding between the parties hereto, and is intended to supersede and cancel all prior written or oral understandings between them dealing with the subject matter hereof which have accrued prior to the date of this Agreement. This Agreement may not be changed orally, but only in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. No other warranties, representations or covenants exist that are not herein contained. All notices required or authorized under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or the second day after mailing, if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid and addressed to the respective parties at the addresses set forth above, unless and until a different address shall be furnished in writing by any party desiring to change such address to the other party, or if no such address is set forth with respect to any such party, then by personal delivery or registered or certified mail, postage prepaid, to the principal office of such party, or alternatively, the personal residence of such party, all as last known to the party giving such notice. For each term and pronoun used in this Agreement, the singular number includes the plural number, and vice versa, and any gender, whether masculine, feminine, or neuter, includes the other genders, as appropriate and as the context may reasonably require. The invalidity of any paragraph, provision or part hereof shall not affect the validity of any other paragraph, provision or part hereof. This Agreement shall be construed as a whole and in accordance with its fair meaning. Captions, if any, and organization are for convenience and shall not be used in construing its meaning. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument and each one of which shall be deemed an original. Each party shall, upon reasonable request, execute and deliver such other and further documents as may be necessary and proper to effectuate this Agreement.
This Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan, excluding any conflicts-of-law rule or law which refers to the laws of another jurisdiction. Any dispute or controversy arising under, out of or in connection with, or in relation to any promises by Versus hereunder (or any amendments hereto)to pay to PTFM money, shares or compensation shall be determined and settled by arbitration in Dallas County, Texas, in accordance with the rules of the American Arbitration Association and Texas law. Any award rendered by the arbitrator shall be final and binding upon each of the parties, and judgment thereof may be entered in any court having jurisdiction thereof. During the pendency if any such arbitration and until final judgment hereon has been entered, this Agreement shall remain in full force and effect. The party in whose favor a money judgment may be entered shall be entitled to recover its reasonable expenses, attorneys fees and costs of arbitration. In the event of litigation arising under or in connection with any other matter or circumstances, each party consents to the exclusive in personam jurisdiction of the state courts of the State of Michigan, with venue in Traverse City, Michigan, and the nonprevailing party agrees to pay the prevailing party`s actual attorney`s fees and expenses in connection with any such litigation, in addition to any costs, remedies or damages the court may award. This
Agreement constitutes the jointly bargained agreement of the parties, and the construction of this Agreement shall not be altered or influenced by the fact or presumption that one party had a greater or lesser hand in drafting this Agreement. Any Recitals are hereby made a part of this Agreement and all exhibits, attachments, and schedules, if any, attached to this Agreement are hereby incorporated herein by reference for all applicable purposes. If the date for performance of any act hereunder falls on a Saturday, Sunday, or legal holiday, then the time for performance thereof shall be deemed extended to the next successive business day. Whenever it is provided in this Agreement that days be counted, the first day to be counted shall be the day following the date on which the event causing the period to commence occurs. This Agreement is intended solely for the benefit of the parties hereto and their successors, heirs and assigns, and may not be relied upon or enforced by any third party beneficiary.


IN WITNESS WHEREOF, THE PARTIES HAVE MUTUALLY EXECUTED
AND DELIVERED THIS AGREEMENT, EFFECTIVE AS OF THE DATE
FIRST ABOVE STATED.

Versus Technology, Inc.                   Precision Tracking FM, Inc.

 By: Gary T. Gaisser                 By:  Alan C. Heller
     __________________________           ___________________________
     Gary T. Gaisser, President           Alan C. Heller, President

						     Alan C. Heller
                                          ______________________________
                                          Alan C. Heller, individually





License Agreement  Exhibit ` A `:

Precision Tracking FM Contracts


1.  Software License and Value added
   Reseller Agreement - T Cubed,                (D) 7/12/96
2. Letter to Ms Donna Assemany
   from Southwestern Bell                        (D)6/25/93
3.  Release and License Agreement CPC
   (Interactive Home Systems)                   (D) 8/23/94
4. EMTRAK/EMPAK
   A. Letter to Rik Heller                      (D) 6/17/96
   B. Settlement Agreement                      (D)    3/95
5.  TRL
   Tag Manufacturing Venture Operating Summary  (D) 7/21/95
A.  Original Equipment Manufacturer`s
   Reseller Agreement                           (D) 7/24/95
B.  Amendment to Original Equipment
   Manufacturer`s Reseller Agreement            (D)10/24/95
6. OEM Agreement - Versus                       (D) 6/30/95
7. Technology License Agreement - CODEM         (D)10/24/94
8.  Rauland-Borg
   A. Original Equipment Manufacturer`s
   Reseller                                     (D) 9/02/93
   B. Copyright License                         (D) 3/30/94
   C. License Agreement                         (D)12/29/95
9.  Precision Tracking FM, Inc. Buyer
   Agreement-Zettler                            (D) 9/01/95
10.  Reseller Agreement - Dukane                (D) 3/23/95
11.Turnkey Manufacturing Agreement - Ember      (D) 4/26/94
12.ESSI Software Systems Incorporated/ Letter
   to Richard  Fettig                           (D)12/28/94
13.  Distributorship Agreement - AST&T          (D)12/12/95
14.  Dealer Agreement - ISOELECTRA BV           (D) 7/25/95
15.  Miscellaneous Dealer Agreements



Precision Tracking License Agreement EXHIBIT` B ` :

            Registration Rights Agreement,
           separately bound, See Exhibit 10.3


Precision Tracking License Agreement EXHIBIT ` C ` :

             Precision Tracking FM Patent List


1.  United States Patent
 Location System Adapted For Use
 In Mulitpath Environments                      (D) 6/02/92
2.  United States Patent
   Optical Receiver For Area Location System    (D) 1/04/94
3.  United States Patent
   Method For Receiving Optical Receiver
   For Area Location System                     (D)10/11/94
4.  United States Patent
   Method For Receiving And Transmitting
   Optical Data and Control Information To
   And From Remotely Located Receivers and
   Transmitters In An Optical Locator System    (D) 2/07/96
5.  United States Patent Method and Apparatus
   For Locating Personnel and Objects In
   Response To Telephone Inquiries              (D) 8/20/96
6.  United States Patent Sensory and Control
   System for Local Area Networks               (D)11/05/96